EXHIBIT 10.7

Lease Agreement between WorldCALL Public and Worldcall Private
dated February 1, 2022

WORK PLACE SHARING AGREEMENT

This Work Place Sharing Agreement (the **"Agreement"**) entered into effective as of February 01, 2022 (the **"Effective Date"**), by and between

WORLDCALL TELECOM LIMITED, a company incorporated under the laws of Pakistan, having its registered office at Plot No. 112-113, Block-S, Quaid-e-Azam Industrial Estate, Kot Lakhpat, Lahore (hereinafter referred to as **"WTL"** which expression shall, where the context so permits, mean and include its authorized representatives, successors-in-interest, administrators, and permitted assigns) of the One Part;

And

WORLDCALL SERVICES (PRIVATE) LIMITED, a company incorporated under the laws of Pakistan, having its registered office at Plot No. 112-113, Block-S, Quaid-e-Azam Industrial Estate, Kot Lakhpat, Lahore (hereinafter referred to as **"WSL"** which expression shall, where the context so permits, mean and include its authorized representatives, successors-in-interest, administrators, and permitted assigns) of the Other Part;

Recitals

Whereas, WTL is the lessee of office measuring approximately 5-Kanals along with superstructure constructed thereon, located at Plot No. 112-113, Block-S, Quaid-e-Azam Industrial Estate, Kot Lakhpat, Lahore (the **"Premises"**).

And Whereas, WSL is desirous to take grey constructed structure measuring 3,000 sq.ft. and open space at 2nd floor of the Premises to establish its corporate office and WTL is willing to share Premises on the terms and condition defined herein below (**"Shared Premises"**).

And Whereas, WSL shall at its own cost and expense make such construction within grey constructed structure as may be necessary to build its corporate office at Shared Premises and the cost so incurred by WSL shall be adjusted by WTL at the time of determination of Agreement.

And Whereas, this Agreement memorializes the agreement between WSL and WTL with regard to WSL's sharing the costs and expenses associated with the Premises.

NOW THEREFORE, in consideration of the mutual promises and benefits to be derived by the parties, they do hereby agree to the following:

1. ALLOCATION AND PAYMENT OF COSTS & EXPENSES

1.1 In consideration of the use of Shared Premises and other allied facilities inter alia electricity with backup power system, telephone, internet services, lift elevator, security & surveillance, janitorial services, utilities, office maintenance, mailbox servicing and car parking space at ground floor upto maximum of five cars, WSL shall pay to WTL in advance the aggregate sum of Rs. 300,000/- per month (Three Hundred Thousand Rupees) (the **"Shared Premises Cost"**), by or before 10th day of each month. Shared Premises Cost shall be inclusive of all applicable taxes, which shall be paid to WTL after deduction or withholding of applicable taxes.

1.2 After expiry of every one year, both Parties shall renegotiate and decide Shared Premises Cost for the next year, which shall in no event be less than 5% of the than existing Cost.

1.3 WSL shall not sub-let or further share Shared Premises with any third person.

1.4 WSL shall use the Shared Premises to establish its corporate office only and shall ensure that no illegal, immoral or political activities are carried out.

World Call Telecom Limited

World Call Services (Pvt) Limited

1.5 WTL shall at its own cost and expense provide lift elevator to WSL, so WSL may have access to its Shared Premises and maintenance whereof would be responsibility of WTL.

2. FURNITURE AND EQUIPMENT

The equipment, furniture, fitting and fixtures required to build corporate office and its maintenance will be sole responsibility of WSL. WSL shall share details of expenses with WTL, which shall be adjusted against WSL liabilities or pay back to WSL at the time of determination of Agreement. However, WSL will have right to take back its equipment and furniture at the time of determination of Agreement.

3. RECEPTION AND KITCHEN

WSL's use of the reception, kitchen and office staff shall be included in the monthly Shared Premises Cost paid by WSL as set forth in cluse-1 above.

4. INTERNET, PHONE SYSTEM AND EQUIPMENT

WSL's use of the internet, phone services and equipment shall be included in the monthly Shared Premises Cost paid by WSL as set forth in in cluse-1 above.

5. TERM AND TERMINATION

5.1 The term of this Agreement is five (05) years (the **"Term"**) commencing from Effective Date. Upon the expiration of the Term or any extension thereof, the Agreement shall stand automatically renewed/extended for successive similar terms unless otherwise terminated earlier in accordance with the terms of this Agreement.

5.2 Either Party may terminate this Agreement at any time by serving ninety days (90) days prior written notice to the other Party without assigning any reason.

6. INSURANCE

The parties shall carry their own liability and personal property insurance.

7. ASSIGNMENT

This Agreement shall be binding upon the Parties and their respective successors and assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

8. FORCE MAJEURE

Either Party shall be excused from the performance or punctual performance of any of his obligations under this Agreement and such obligations shall be extended by a period reasonable under the circumstances if the performance thereof, is prevented or delayed by any cause beyond the affected Party's reasonable control which, without in any way limiting the generality of the foregoing shall include, inter alia, acts of God, riots, war, acts of government, acts of terrorism, fire, earthquake, flood, epidemic, etc. (the **"Force Majeure Event").**

9. ENTIRE AGREEMENT AND SEVERABILITY

This Agreement sets forth and shall constitute the entire agreement/understanding between the Parties with respect to the subject matter hereof, and shall supersede any and all prior agreements, understandings, promises and representations, whether oral or written made by one Party to the other concerning the subject matter.

10. DISPUTE RESOLUTION

Any dispute arising out of this Lease Agreement or any of its renewals, shall be settled by reference to Arbitration, one arbitrator to be appointed by each Party who in turn shall appoint an Umpire. The decision of the Arbitrators and the Umpire shall be final and binding upon the Parties. The venue of Arbitration shall be at Lahore and the language for arbitration shall be English, and shall be held in all respects in accordance with the Arbitration Act, 1940 or any statutory modification or reenactment thereof.

World Call Telecom Limited

WorldCall Services (Pvt) Limited

11. MODIFICATION OF AGREEMENT

No addition or modification or variation of this Agreement shall be effective or binding on either of the Parties hereto unless agreed in writing and executed by the respective Parties.

12. COUNTERPARTS

This Agreement is executed in two counter parts each on original, one to be retained by either Party.

IN WITNESS WHEREOF both the Parties have set their respective hands to this Agreement on the day, month and year mentioned above, in the presence of the witnesses.

For and on behalf of WTL

Name: Jamshaid Alam
Designation: Manager Operations

For and on behalf of WSL

Name: Anser Iqbal Chohan
Designation: Chief Financial Officer

Witnesses

1. ______________________
Name: Muhammad Kashif
CNIC: 35201-1547281-1

2. ______________________
Name: Asim Mahmood
CNIC: 35201-8686179-9